Exhibit 99.0

For Immediate Release	Contact:	Lauren Day
May 2, 2012		(973) 802-8026

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2012 RESULTS

•

Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. of $988 million, or $2.09 per Common share. The net loss reflected pre-tax charges of approximately $1.5 billion from net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from weakening of the Japanese yen in relation to the U.S. dollar and certain other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

•	After-tax adjusted operating income for the Financial Services Businesses of $741 million, or $1.56 per Common share, compared to $1.62 per Common share for year-ago quarter.

•	Operational highlights for the first quarter:

•	Individual Annuity account values reach $124.1 billion at March 31, up 9% from a year earlier; gross sales for the quarter of $5.0 billion; net sales $3.2 billion.

•	Retirement account values reach $239.8 billion at March 31, up 12% from a year earlier; total Retirement gross deposits and sales of $9.0 billion and net additions of $404 million for the quarter.

•	Asset Management segment assets under management, $636.8 billion at March 31, up 12% from a year earlier; net institutional additions for the quarter, excluding money market activity, $5.4 billion.

•	Individual Life annualized new business premiums of $79 million, up 22% from a year ago.

•	Group Insurance annualized new business premiums of $313 million, compared to $500 million a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $819 million, up 24% from a year ago.

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•	Financial items:

Significant items included in current quarter adjusted operating income:

•

Pre-tax benefit of $196 million in Individual Annuities to release reserves for guaranteed death and income benefits and reduce amortization of deferred policy acquisition and other costs, reflecting market-driven separate account performance.

•

Pre-tax charge of $57 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $2.7 billion at March 31, 2012, compared to $4.3 billion at December 31, 2011; net unrealized gains of $13.0 billion at March 31, 2012 compared to $10.5 billion at December 31, 2011.

•

GAAP book value for Financial Services Businesses, $33.5 billion or $70.80 per Common share at March 31, 2012, compared to $32.8 billion or $69.07 per Common share at December 31, 2011. Book value per Common share excluding total accumulated other comprehensive income, $55.85 at March 31, 2012 compared to $58.02 at December 31, 2011.

•

During the first quarter, the Company acquired 4.0 million shares of its Common Stock under its share repurchase authorization at a total cost of $250 million, for an average price of $62.17 per share. From the commencement of share repurchases in July 2011 through March 31, 2012, the Company has acquired 23.8 million shares of its Common Stock under its share repurchase authorization at a total cost of $1.25 billion, for an average price of $52.50 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported a net loss for its Financial Services Businesses attributable to Prudential Financial, Inc. of $988 million ($2.09 per Common share) for the first quarter of 2012, compared to net income of $539 million ($1.10 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $741 million ($1.56 per Common share) for the first quarter of 2012, compared to $800 million ($1.62 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition.

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“While our results for the first quarter reflect fluctuations in claims experience, expense levels, and market-driven items, our business fundamentals remain solid and we are continuing to grow quality business and build our franchises in attractive markets. In our U.S. businesses, we reached record-high levels of annuity and retirement account values, driven by our solid value propositions and demonstrated commitment to clients, their advisors and our distribution partners. Assets under management in our Asset Management business also reached a record high, reflecting strong institutional and retail flows. Our International Insurance business continues to perform well, registering record-high sales for the quarter as we are benefiting from expanding distribution across multiple channels serving the protection and retirement markets. We are beginning to realize significant cost synergies, consistent with our targets, as the integration of the Star and Edison businesses remains on track,” said Chairman and Chief Executive Officer John Strangfeld.

Reported results for the first quarter of 2012 and earlier periods presented reflect the implementation of new accounting guidance issued by the Financial Accounting Standards Board relating to deferred policy acquisition costs as discussed under “New Accounting Guidance” later in this release.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $698 million for the first quarter of 2012, compared to $600 million in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $421 million in the current quarter, compared to $274 million in the year-ago quarter. Current quarter results benefited $136 million from net reductions in reserves for guaranteed minimum death and income benefits, and $60 million from a net reduction in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net benefit of $58 million from adjustment of these items to reflect an update of estimated profitability. These benefits to results for both the current quarter and the year-ago quarter were largely driven by increases in market value of customer accounts during the respective periods. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $9 million from the year-ago quarter. This increase reflected higher asset-based fees due to growth in variable annuity account values, net of an increased level of related amortization of deferred policy acquisition and other costs in the current quarter. The net benefit from higher asset-based fees was partly offset by higher expenses in the current quarter.

The Retirement segment reported adjusted operating income of $156 million for the current quarter, compared to $172 million in the year-ago quarter. The decrease reflected a lower contribution from investment results. The net benefit to current quarter results from higher fees associated with growth in account values was offset by less favorable case experience on traditional retirement business.

The Asset Management segment reported adjusted operating income of $121 million for the current quarter, compared to $154 million in the year-ago quarter. The decrease reflected an approximately $35 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which benefited in the year-ago quarter from net gains on sales of foreclosed properties and more favorable strategic investing results. The lower contribution from these segment activities, together with higher expenses in the current quarter, more than offset the benefit from higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $74 million for the first quarter of 2012, compared to $137 million in the year-ago quarter.

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The Individual Life segment reported adjusted operating income of $112 million for the current quarter, compared to $98 million in the year-ago quarter. The increase reflected improved mortality experience in comparison to the year-ago quarter.

The Group Insurance segment reported a loss, on an adjusted operating income basis, of $38 million in the current quarter, compared to adjusted operating income of $39 million in the year-ago quarter. The decrease reflected an adverse fluctuation in group life claims experience, less favorable group disability claims experience than that of the year-ago quarter, and higher expenses in the current quarter.

The International Insurance segment reported adjusted operating income of $606 million for the first quarter of 2012, compared to $628 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $382 million for the current quarter, compared to $300 million in the year-ago quarter. Results for the year-ago quarter included a $19 million charge for the estimated impact of claims associated with the March 2011 earthquake and tsunami disaster in Japan. Excluding this charge, adjusted operating income increased $63 million from the year-ago quarter. This increase reflected continued business growth, a more favorable level of policy benefits in the current quarter, and a favorable impact of $12 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $224 million for the current quarter, compared to $328 million in the year-ago quarter. Results for the current quarter reflect absorption of $57 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter include charges of $47 million for transaction and integration costs related to the acquisition, and a benefit of $153 million from the partial sale of an investment, through a consortium, in China Pacific Group. Excluding these items, adjusted operating income increased $59 million from the year-ago quarter. This increase reflected business growth across all channels, including a full quarter contribution from the acquired businesses which were merged into Gibraltar effective January 1, 2012, and approximately $30 million of cost savings resulting from business integration synergies. The year-ago quarter reflected the initial month of operations of the acquired businesses. A less favorable level of policy benefits in the current quarter partly offset the impact of business growth and cost

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savings. Current quarter results also benefited $10 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $363 million in the first quarter of 2012, compared to a loss of $269 million in the year-ago quarter. The increased loss was primarily driven by interest expense, net of investment income, reflecting a greater level of capital debt in the current quarter, and by higher expenses.

Assets under management amounted to $943 billion at March 31, 2012, compared to $901 billion at December 31, 2011, and $859 billion at March 31, 2011.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $988 million for the first quarter of 2012, compared to net income of $539 million in the year-ago quarter.

The current quarter net loss includes $1.838 billion of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax charges of $1.491 billion representing net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from weakening of the Japanese yen in relation to the U.S. dollar and other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Net realized investment losses for the current quarter include net losses of $291 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products as well as mark-to-market of derivatives under a capital hedge program. Net realized investment losses also include losses from impairments and sales of credit-impaired investments amounting to $128 million.

At March 31, 2012, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.664 billion, including $1.827 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $794 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at March 31, 2012 include $1.607 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the

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Financial Services Businesses amounted to $4.256 billion at December 31, 2011. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $12.960 billion at March 31, 2012, compared to $10.493 billion at December 31, 2011.

The net loss for the current quarter also reflects pre-tax increases of $234 million in recorded asset values and $246 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments.

Net income of the Financial Services Businesses for the year-ago quarter included $375 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $17 million in recorded assets and $34 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and pre-tax losses of $9 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $30 million for the first quarter of 2012, compared to $32 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $21 million for the first quarter of 2012 and $22 million for the year-ago quarter.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

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On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $967 million for the first quarter of 2012 compared to net income of $561 million for the year-ago quarter.

New Accounting Guidance

In October 2010, the Financial Accounting Standards Board issued authoritative guidance regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the amended guidance, acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including payroll fringe benefits, and certain other costs directly related to successfully negotiated contracts. The Company adopted this guidance effective January 1, 2012 and applied the retrospective method of adoption. The retrospective adoption of this guidance resulted, for the first quarter of 2011, in decreases of $66 million and $50 million to pretax adjusted operating income and net income of the Financial Services Businesses attributable to Prudential Financial, Inc., respectively; increases of $5 million and $3 million to income from continuing operations before income taxes and net income of the Closed Block Business, respectively; and a decrease of $47 million to net income attributable to Prudential Financial, Inc. on a consolidated basis. As a result of the retrospective adoption of this guidance, attributed equity as of December 31, 2011 was reduced by $2.8 billion, or $5.97 per Common share, for the Financial Services Businesses and by $0.2 billion, or $68.50 per share of Class B Stock, for the Closed Block Business.

Share Repurchases

During the first quarter of 2012, the Company acquired 4.0 million shares of its Common Stock at a total cost of $250 million, for an average price of $62.17 per share. From the commencement of repurchases in July 2011, through March 31, 2012, the Company acquired 23.8 million shares of its Common Stock at a total cost of $1.25 billion, for an average price of $52.50

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per share. These repurchases were under an authorization by Prudential’s Board of Directors in June 2011 to repurchase at management’s discretion up to $1.5 billion of the Company’s outstanding Common Stock through June 2012.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment

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losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

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Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2011, should be considered by

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readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 3, 2012 at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 3, through May 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 225936.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $943 billion of assets under management as of March 31, 2012, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2012	2011
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$6,100	$4,817
Policy charges and fee income	1,078	982
Net investment income	2,532	2,304
Asset management fees, commissions and other income	941	1,044

Total revenues	10,651	9,147

Benefits and expenses:
Insurance and annuity benefits	5,614	4,644
Interest credited to policyholders’ account balances	948	829
Interest expense	308	279
Other expenses	2,766	2,299

Total benefits and expenses	9,636	8,051

Adjusted operating income before income taxes	1,015	1,096
Income taxes, applicable to adjusted operating income	274	296

Financial Services Businesses after-tax adjusted operating income (1)	741	800

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1,838)	(375)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	234	(17)
Change in experience-rated contractholder liabilities due to asset value changes	(246)	34
Divested businesses	1	(9)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	5	(133)

Total reconciling items, before income taxes	(1,844)	(500)
Income taxes, not applicable to adjusted operating income	(112)	(146)

Total reconciling items, after income taxes	(1,732)	(354)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(991)	446
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(4)	79

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(995)	525
Earnings attributable to noncontrolling interests	11	25

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(984)	550
Income from discontinued operations, net of taxes	7	14

Net income (loss) of Financial Services Businesses	(977)	564
Less: Income attributable to noncontrolling interests	11	25

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(988)	$539

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2012	2011
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$1.56	$1.62
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(3.85)	(0.76)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.49	(0.03)
Change in experience-rated contractholder liabilities due to asset value changes	(0.52)	0.07
Divested businesses	—	(0.02)
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.01

Total reconciling items, before income taxes	(3.86)	(0.73)
Income taxes, not applicable to adjusted operating income	(0.20)	(0.19)

Total reconciling items, after income taxes	(3.66)	(0.54)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(2.10)	1.08
Income from discontinued operations, net of taxes	0.01	0.02

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(2.09)	$1.10

Weighted average number of outstanding Common shares (basic)	469.2	484.9

Weighted average number of outstanding Common shares (diluted)	477.5	493.9

Direct equity adjustment for earnings per share calculation (2)	$8	$9
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$8	$11
Income from continuing operations (after-tax) of Financial Services Businesses	$—	$7
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$33,509	$28,501
Per share of Common Stock - diluted	70.80	57.82
Attributed equity excluding accumulated other comprehensive income	$26,436	$26,206
Per share of Common Stock - diluted	55.85	53.17
Number of diluted shares at end of period	473.3	492.9

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$421	$274
Retirement	156	172
Asset Management	121	154

Total U.S. Retirement Solutions and Investment Management Division	698	600

Individual Life	112	98
Group Insurance	(38)	39

Total U.S. Individual Life and Group Insurance Division	74	137

International Insurance	606	628

Total International Insurance Division	606	628

Corporate and Other operations	(363)	(269)

Financial Services Businesses adjusted operating income before income taxes	1,015	1,096

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1,838)	(375)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	234	(17)
Change in experience-rated contractholder liabilities due to asset value changes	(246)	34
Divested businesses	1	(9)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	5	(133)

Total reconciling items, before income taxes	(1,844)	(500)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(829)	$596

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2012	2011
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$4,959	$6,833

Net sales	$3,240	$4,818

Total account value at end of period	$124,054	$113,810

Retirement Segment:
Full Service:
Deposits and sales	$4,646	$4,848

Net withdrawals	$(2,457)	$(79)

Total account value at end of period	$145,991	$145,977

Institutional Investment Products:
Gross additions	$4,399	$5,785

Net additions	$2,861	$4,657

Total account value at end of period	$93,853	$68,892

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$283.2	$246.2
Retail customers	123.6	108.8
General account	230.0	213.8

Total Investment Management and Advisory Services	$636.8	$568.8

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$13.9	$12.4

Net additions, other than money market	$5.4	$5.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$8.7	$6.1

Net additions, other than money market	$3.2	$2.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$4	$7
Universal life	34	23
Term life	41	35

Total	$79	$65

Group Insurance Annualized New Business Premiums (4):
Group life	$211	$392
Group disability	102	108

Total	$313	$500

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$863	$680

Constant exchange rate basis	$819	$660

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2012	2011
Closed Block Business Data:
Income Statement Data:
Revenues	$1,475	$1,547
Benefits and expenses	1,445	1,515

Income from continuing operations before income taxes	30	32

Income taxes	9	10

Closed Block Business income from continuing operations	21	22
Income from discontinued operations, net of taxes	—	—

Closed Block Business net income	21	22
Less: Income attributable to noncontrolling interests	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$21	$22
Direct equity adjustment for earnings per share calculation (2)	(8)	(9)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$13	$13
Income from continuing operations per share of Class B Stock	$6.50	$6.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—

Net income per share of Class B Stock	$6.50	$6.50
Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,433	$1,240
Per Share of Class B Stock	716.50	620.00
Attributed equity excluding accumulated other comprehensive income	$1,280	$1,178
Per Share of Class B Stock	640.00	589.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$9,623	$10,170
Benefits and expenses	10,422	9,542

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(799)	628
Income tax expense	171	160

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(970)	468
Equity in earnings of operating joint ventures, net of taxes	7	104

Income (loss) from continuing operations	(963)	572
Income from discontinued operations, net of taxes	7	14

Consolidated net income (loss)	(956)	586
Less: Income attributable to noncontrolling interests	11	25

Net income (loss) attributable to Prudential Financial, Inc.	$(967)	$561

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$(988)	$539
Closed Block Business	21	22

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$(967)	$561

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$637.7	$594.8
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$636.8	$568.8
Non-proprietary assets under management	176.8	161.7

Total managed by U.S. Retirement Solutions and Investment Management Division	813.6	730.5
Managed by U.S. Individual Life and Group Insurance Division	14.8	13.3
Managed by International Insurance Division	114.5	114.7

Total assets under management	942.9	858.5
Client assets under administration	89.2	86.6

Total assets under management and administration	$1,032.1	$945.1

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended March 31, 2012 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of common stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 85 per U.S. dollar; Korean won 1180 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.